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                                                                       Exhibit 5

                                   [USS LOGO]

December 14, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

     I am Stephan K. Todd of United States Steel LLC, a Delaware limited liability company to be converted into a Delaware corporation named United States Steel Corporation (hereinafter the "Company"), and have served as counsel to the Company in connection with the preparation of the Registration Statement on Form S-3 (hereinafter the "Registration Statement") for the proposed issuance of 2,285,777 shares of common stock, par value $1.00, of United States Steel Corporation (the "Steel Shares") in connection with the United States Steel Corporation Dividend Reinvestment and Stock Purchase Plan (the "Plan Shares"). The Registration Statement will become effective and Plan Shares will be issued only on or after the effective date of the separation, pursuant to the Agreement and Plan of Reorganization between the Company and USX Corporation ("USX"), dated as of July 31, 2001 (the "Plan of Reorganization"), of the Company from USX (the "Separation"). Also pursuant to the Plan of Reorganization, the Company will be converted from a Delaware limited liability company into a Delaware corporation (the "Conversion") and each outstanding share of USX-U. S. Steel Group common stock will be converted into the right to receive one Steel Share.

     As General Counsel and Secretary of the Company, I am familiar with the Company's Amended and Restated Limited Liability Company Agreement and both the form of the Certificate of Incorporation and the form of the By-laws to be adopted upon Conversion. Also, I have examined, or caused those acting under my supervision to have examined, the Registration Statement, the Plan of Reorganization and such other records and documents that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

     Based upon the foregoing, I am of the opinion that, after the effective date of the Registration Statement and upon consummation of the Separation and the




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transactions contemplated thereby, including the Conversion, when the Plan
Shares have been duly authorized and executed by the Company and delivered against receipt of payment, the Plan Shares will be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ S. K. Todd
                                          ---------------------
                                          S. K. Todd